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                                                                  EMAIL CONTACT:
                                                               PRESS@OUTPOST.COM
EXHIBIT 99.1

             OUTPOST.COM REPORTS FINANCIAL RESULTS FOR FISCAL 2001
                         FOURTH QUARTER AND FULL YEAR

Kent, CT April 12, 2001 - Outpost.com (Cyberian Outpost, Inc. - Nasdaq: COOL) a leading global Internet retailer of high-end technology products, today announced unaudited financial results for the fourth quarter and fiscal year ended February 28, 2001.

Net sales for the fiscal quarter ended February 28, 2001 were $120.9 million, up 58% compared to the $76.5 million in Q4 2000. The company reported a pro forma net loss, excluding goodwill and amortization, of ($9.5) million for the quarter and pro forma basic and diluted net loss per share of ($0.30). Including goodwill amortization, the quarterly net loss was ($10.1) million or ($.32) per share, versus a net loss of ($9.8) million and basic and diluted net loss per share of ($0.41) a year ago. Gross margin for the quarter was 15.0% vs. 12.4% during Q4 2000.

For the fiscal year ended February 28, 2001 net sales were $355.2 million, 86.6% more than the $190.3 million of net sales for the prior fiscal year. Pro forma net loss excluding amortization of goodwill was ($29.3) million and ($0.97) per share. Including goodwill amortization, the net loss for FY 2001 was ($30.3) million and ($1.01) per share better than the ($35.6) million and ($1.52) a year ago.

During the fourth quarter, Outpost added approximately 293,000 new customers bringing its total customer base to an estimated 1.3 million. The Company's repeat buying rate remained strong with 57% of quarterly product sales coming from repeat buyers.

"Given the current economic environment, we were pleased to have met our lowered estimates for the quarter" stated Darryl Peck, Chairman, of Outpost.com. "Current market conditions have made it difficult to secure the required equity and working capital financing we need. Therefore, we intend to meet with our creditors to discuss payment options," stated Peck. "As a result, the Company has decided to explore all available options at this time."

The Company also announced it will take a number of cost reduction actions and explore other strategic alternatives.
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Market conditions and the unpredictable economic environment preclude the company from making meaningful estimates for fiscal 2002 at this time.

This press release contains forward-looking statements, including statements about our fourth quarter and full year operating results, our intention to meet with our creditors and our intention to cut costs and explore strategic alternatives. These forward-looking statements are based on unaudited financial information. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations as a result of numerous factors. For example: Outpost may be unable to successfully negotiate with its creditors, Outpost may be unable to raise additional capital or enter into strategic alternatives on favorable terms or at all, Outpost may have revenue-related adjustments as a result of its annual audit, or operating and non-operating cost adjustments, e. g., increased shipping costs, its business may not grow as quickly as expected, computer sales may continue to slow, and/or its average order size may decrease. In addition, various other risks include actions of Outpost's competitors, Outpost's reliance upon strategic alliances; product availability and technological difficulties. We undertake no duty to update any forward-looking statements.

NOTES ON FINANCIAL PRESENTATION

Historical results of operations are preliminary and unaudited. Financial results are prepared in accordance with U.S. generally accepted accounting principles. The Company expects to file its audited financial statements on form 10K prior to the May 31, 2001 filing deadline. Pro forma financial results exclude amortization of goodwill.

Certain prior period balances have been reclassified to conform to the current period's presentation.

In February 2001 the Company changed its accounting policy for classifying shipping revenue in accordance with Emerging Issues Task Force Issue 00-10 ("EITF 00-10") "Accounting for Shipping and Handling Fees and Costs". The Company was required by the EITF to adopt this accounting change in the fourth quarter. Shipping revenue had historically been netted against shipping costs in the "Sales and marketing" classification on the income statement. Due to classification of shipping revenue as net sales, prior period gross profit as well as sales and marketing expense amounts have changed. Application of this accounting change is a reclassification on the statement of operations and does not affect the net losses previously reported.


ABOUT OUTPOST.COM

Outpost.com, established in 1995, is a leading Internet retailer of consumer technology products. Outpost.com has been named the top-rated consumer shopping experience on the Web by the on-line shoppers' rating service Bizrate.com, receiving the "Circle of Excellence Award" for Holiday 2000 and the 1999, 2000 and 2001 #1 PowerRanking for Computing by Forrester Research. Outpost.com's 24/7 Customer Service Center and free overnight delivery service for in stock products over $100 is unmatched in the industry. Today, Outpost.com has an existing customer base of over 1.3 million. The company has partnered with leading retailers Tweeter Home Entertainment Group and Brookstone expanding its clicks and mortar presence to more than 320 retail locations. As a full service provider (FSP), Outpost.com provides these partners with e-commerce solutions encompassing site design, site maintenance, order management and fulfillment.
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                                  OUTPOST.COM

                          CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)

                                                                                     FEBRUARY 28,     FEBRUARY 29,
                                                                                        2001             2000
                                                                                        ----             ----
                            Assets
Current Assets:
  Cash and cash equivalents......................................................      $ 21,970       $ 13,293
  Short term investments.........................................................            --          7,694
  Accounts receivable, net.......................................................        15,762          4,385
  Inventories....................................................................        15,234         12,168
  Prepaid expenses and other current assets......................................           692          1,133
                                                                                       --------       --------
     Total current assets........................................................        53,658         38,673
Property and equipment, net......................................................        20,580         10,545
Investment in joint venture......................................................            --          2,709
Goodwill.........................................................................        15,224             --
Other assets.....................................................................           243            951
                                                                                       --------       --------
     Total assets................................................................      $ 89,705       $ 52,878
                                                                                       ========       ========

                        Liabilities and Stockholders' Equity
Current Liabilities:
  Current portion of capital lease obligations...................................      $    696       $    666
  Accounts payable...............................................................        37,372         24,221
  Accrued expenses and other current liabilities.................................         6,080          2,753
                                                                                       --------       --------
     Total current liabilities...................................................        44,148         27,640
Capital lease obligations, excluding current portion and other long-term debt               389            718
                                                                                       --------       --------
     Total liabilities...........................................................        44,537         28,358
Minority interest................................................................         3,603             --
Stockholders' equity:
  Common stock...................................................................           317            237
  Additional paid-in capital.....................................................       141,172         93,921
  Accumulated deficit............................................................       (99,924)       (69,638)
                                                                                       --------       --------
     Total stockholders' equity..................................................        41,565         24,520
                                                                                       --------       --------
     Total liabilities and stockholders' equity..................................      $ 89,705       $ 52,878
                                                                                       ========       ========

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                                  OUTPOST.COM

                     Consolidated Statements of Operations
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                 THREE MONTHS ENDED                   TWELVE MONTHS ENDED
                                                         FEBRUARY 28,        FEBRUARY 29,      FEBRUARY 28,      FEBRUARY 29,
                                                             2001                2000              2001              2000
                                                             ----                ----              ----              ----
Net sales.......................................          $ 120,918            $ 76,478         $ 355,198         $ 190,337
Cost of sales...................................            102,741              67,028           302,456           166,847
                                                          ---------            --------         ---------         ---------
  Gross profit..................................             18,177               9,450            52,742            23,490
Operating expenses:
  Sales and marketing...........................             20,351              15,005            57,880            43,399
  General and administrative....................              4,196               1,785            13,575             7,401
  Technology and development....................              3,063               3,035            11,491            10,409
  Amortization of goodwill......................                625                   -             1,121                 -
                                                          ---------            --------         ---------         ---------
     Total operating expenses...................             28,235              19,825            84,067            61,209
                                                          ---------            --------         ---------         ---------
  Operating loss................................            (10,058)            (10,375)          (31,325)          (37,719)
Other income, net...............................                308                 550             1,932             2,103
                                                          ---------            --------         ---------         ---------
  Net loss before minority interest.............             (9,750)             (9,825)          (29,393)          (35,616)
Minority interest...............................               (413)                  -              (893)                -
                                                          ---------            --------         ---------         ---------
  Net loss......................................          $ (10,163)           $ (9,825)        $ (30,286)        $ (35,616)
                                                          =========            ========         =========         =========
Basic and diluted net loss per share............          $   (0.32)           $  (0.41)            (1.01)        $   (1.52)
                                                          =========            ========         =========
Weighted average shares outstanding.............             31,669              23,697            29,893            23,382
                                                          =========            ========         =========         =========

Pro Forma Results
  Pro forma net loss............................          $  (9,538)           $ (9,825)        $ (29,165)        $ (35,616)
                                                          =========            ========         =========         =========
Basic and diluted net loss per share............          $   (0.30)           $  (0.41)        $   (0.98)        $   (1.52)
                                                          =========            ========         =========         =========
Weighted average shares outstanding.............             31,669              23,697            29,893            23,382
                                                          =========            ========         =========         =========
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